Exhibit 99.1

INVESTOR RELATIONS:
Quicksilver Resources Inc.
Rick Buterbaugh (817) 665-4835
Diane Weaver (817) 665-4834

FOR IMMEDIATE RELEASE

QUICKSILVER RESOURCES RECEIVES FAVORABLE JUDGMENT

FORT WORTH (May 16, 2007) - Quicksilver Resources Inc. (NYSE: KWK) today announced that the 236th Judicial District Court of Texas has ruled in favor of the company in Cause No. 236-190135-01; Quicksilver Resources Inc. v. CMS Marketing Services and Trading Company (CMS). The litigation arose out of a 10-year base contract between Quicksilver and CMS dated March 1, 1999 regarding the sale and purchase of 10,000 million British thermal units (MMbtu) of natural gas per day at a minimum price of $2.47 per MMbtu, with the condition that the parties share any upside equally. The Court has rescinded the contract and rendered it void from yesterday’s signing of the Judgment forward.

“We are extremely pleased that the Court has ruled in our favor,” said Glenn Darden, Quicksilver president and chief executive officer. “As a result of this ruling, given current market prices, we expect cash flow from these natural gas volumes could increase more than $10 million for the remainder of 2007 and approximately $18 million in 2008.”

Fort Worth-based Moses, Palmer & Howell, L.L.P. represented Quicksilver in these proceedings.

About Quicksilver Resources
Fort Worth-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas in North America. The company has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

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Quicksilver Resources Receives Favorable Judgment                                                                    Page 2 of 2

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; effects of hedging natural gas and crude oil prices; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation, including the possibility of an appeal of the CMS judgment discussed above; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.

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